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                                                                   EXHIBIT 10.12

                               ESCROW AGREEMENT
                               ----------------


This Agreement is made as of September 27, 1996 by and between NeoMagic Corporation, a California corporation with the head office at 3260 Jay Street, Santa Clara, California 95054 (hereinafter referred to as "NMC") and Mitsubishi International Corporation, a New York corporation acting through its Palo Alto branch office at 850 Hansen Way, Suite 100, Palo Alto, California 94306 (hereinafter referred to as "MIC").

                                  WITNESSETH:

         WHEREAS, NMC and MIC has entered into an agreement ("Agreement") dated November 20, 1995, whereby MIC will provide trade financing service to NMC in NMC's purchasing semiconductors from its manufacturers, and

         WHEREAS, in providing financial services, upon request by NMC, MIC agrees to set-up a credit line in an amount exceeding US$ 10 Million but not exceeding US$ 13 Million for a period of 5 months commencing on July 1, 1996, and

         WHEREAS, as a security for such a credit line that exceeds US$ 10 Million, NMC agrees to establish a money market account with Morgan Stanley ("Account") in such a manner and terms as hereinbelow set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreement, herein contained, the parties hereto agree as follows:

1. ACCOUNT

  a. NMC shall establish and open a money market account with Morgan Stanley Bank at 555 California Street, San Francisco, CA ("Account") in the name of NeoMagic Escrow Account by October 1, 1996.

  b. The Account shall at least include, but not be limited to the following terms.

     (1) Any withdrawal from, drawing out of money transfer or any payment through the Account shall not be permitted unless the authorized signers representing NMC and MIC respectively co-sign the documents required for such release of Deposit Money, as defined in Section 2.b. below.

     (2)  NMC shall be entitled to earn any interest accrued to the Account
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2. DEPOSIT

   a. On each day of 10th, 20th, and the end of every month (each date an "Estimation Date")(if such day falls on non-business day, next business day), commencing on October 1, 1996, NMC and MIC shall confer to estimate and determine the amount ("Estimated Excess Amount") by which MIC financing exceeds US$ 10 Million by giving due consideration on scheduled shipments and prospective payments being made during next following 10 days.

   b. Forthwith after such mutual agreement upon the Estimated Excess Amount, NMC shall deposit a sum equal to the Estimated Excess Amount (the "Deposit Money") into the Account. NMC shall send the voucher evidencing such Deposit Money to MIC as soon as practicable. Nothing in this Escrow Agreement shall obligate NMC to deposit money into the Account insofar as MIC's financing will not exceed US$ 10 Million.

3.  WITHDRAWAL

    a. Subject to Subsections 3.b and 3.c, whenever NMC desires to withdraw a certain amount of money from the Account, NMC shall give a written request (the "Withdrawal Request") to MIC, stating its reason, the amount and date of withdrawal (the "Withdrawal Date").

    b. MIC shall agree to the withdrawal by NMC of the amount equal to the difference between US$ 10 Million and outstanding balance of trade financing then in effect (the "Trade Financing Balance"), if and when all of the following conditions is fulfilled to the satisfaction of MIC:

        (1) The outstanding Trade Financing Balance on the proposed Withdrawal Date is less than US$ 10 Million and in MIC's reasonable judgment there is no forecasting that it will cause the Trade Financing Balance to exceed US$ 10 Million as of the next Estimation Date; and

        (2) No default either in payment or under the Agreement and/or other contracts with any third party has occurred on the part of NMC.

    c. NMC is permitted to give such Withdrawal Request, once during each of first, second, and third 10 day period of each month. NMC shall be limited to 3 Withdrawal Requests per month.

4. COLLATERAL

    a. NMC shall intend to hold the Account in trust for the sole and exclusive benefit of MIC, and the Account shall constitute a part of the collateral under that certain General Security Agreement dated November 15, 1995, between NMC and MIC, therefore in no
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even shall NMC enter into any contract, agreement or undertaking of whatsoever nature with any third party or take any action or procedure, which by operation of law or otherwise result in granting a first priority security interest in the Account to such third party.

     b. In the event that NMC fails to make payment to MIC pursuant to the Agreement, upon request of MIC, NMC agrees to sign any documents reasonably necessary in order for MIC to receive money for applying it to the repayment of outstanding debt owed to MIC.

5.  COST, EXPENSE AND TAX

     a. NMC shall be responsible for any costs, expenses, charges and taxes (if any) of any nature whatsoever which may be incurred due to any transaction in respect of the Account.

     b. NMC shall hold MIC harmless against any claim, changes (including attorney fees), or liabilities (including tax liability) which MIC may incur in connection with operation of the Account under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate, each duplicate to serve as an original as of the day and year first above written.


NEOMAGIC CORPORATION


By:  /s/ Prakash Agarwal
   ---------------------------------

Name:    Prakash Agarwal
     -------------------------------

Title:  President/CEO
      ------------------------------


MITSUBISHI INTERNATIONAL CORPORATION


By:  /s/ Junji Inque
   ---------------------------------

Name:  Junji Inque
     -------------------------------

Title:  GENERAL MANAGER - PALO ALTO OFFICE
      ------------------------------